UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2006

Renhuang Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-24512	88-1273503
(Commission File Number)	(IRS Employer Identification Number)

No. 281, Taiping Road, Taiping District,
Harbin, Heilongjiang Province, 150050
P. R. China
(Address of Principal Executive Offices)

+86-451-5762-0378
(Registrant’s Telephone Number, Including Area Code)

c/o Viking Investments
65 Broadway, Suite 888
New York, NY 10006
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.
Entry into a Material Definitive Agreement.

On August 28, 2006, Renhuang Pharmaceuticals, Inc., a Nevada corporation (the ‘‘Company’’) and Harbin Renhuang Pharmaceutical Company Limited, a Corporation incorporated under the laws of the British Virgin Island, (the “BVI”) entered into a Share Exchange Agreement (the “Agreement”) pursuant to which the Company acquired all of the outstanding capital stock of BVI in exchange for issuing 29,750,000 shares of the Company’s common stock, par value $0.001 per share (the ‘‘Common Stock’’) to BVI’s stockholders, representing 85% of the Company’s capital stock on a fully diluted basis after taking into account the contemplated transaction. BVI is a holding company and owns 100% of Harbin Renhuang Pharmaceutical Co. Ltd., incorporated under the laws of the Peoples Republic of China (“Renhuang China”). This transaction is referred to throughout this report as the “Merger”.

Item 2.01.
Completion of Acquisition or Disposition of Assets.

On September 7, 2006, the Merger described in Item 1.01 was completed.

Upon closing of the Merger, BVI became a wholly owned subsidiary of the Company. In exchange for all of the issued and outstanding shares of BVI, the Company issued to the former shareholders of BVI 29,750,000 unregistered and restricted shares of Common Stock, par value $0.001 of the Company. After giving effect to the Merger, the Company has 35,000,000 shares issued and outstanding and the former stockholders of BVI own approximately 85% of the issued and outstanding Common Stock of the Company. Accordingly, the Merger represents a change in control of the Company.

Shares of the Company’s Common Stock are trading on the Over the Counter (OTC) Bulletin Board Market under the symbol RHGP.

For accounting purposes, the Merger has been accounted for as a reverse acquisition with the Company as the accounting acquirer and the BVI as the accounting acquiree. Upon effectiveness of the Merger, Renhuang China’s business plan became the business plan of the Company.

The Merger agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2006 and is incorporated herein by reference. The foregoing description of the Merger and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties to the Merger agreement.

On August 31, 2006, the Company’s Board of Directors approved the Merger.

Unless otherwise provided in this current report, all references in this current report to “we”, “us”, “our company”, “our”, or the “Company” refer to the combined Renhuang Pharmaceuticals, Inc. entity.

Changes Resulting From the Merger

The Company intends to carry on Renhuang China’s business as its sole line of business. Renhuang BVI is a holding company and owns 100% of Harbin Renhuang Pharmaceutical Co., Ltd., incorporated under the laws of the Peoples Republic of China (“Renhuang PRC”). Renhuang PRC is based in Harbin, Heilongjiang Province, Peoples Republic of China and is a Biotechnology company focusing on products and services related to Pharmaceuticals. The Company has relocated its principal executive offices to those of Renhuang PRC at No. 281, Taiping Road, Taiping District, Harbin, Heilongjiang Province, 150050 P. R. China, and its telephone number is +86-451-5762-0378.

The Company maintains a representative office at 65 Broadway, Suite 888, New York, NY 10006. Telephone (212) 430 6548. Telefax (646) 356 7034.

The Merger and its related transactions were approved by the requisite number of Renhuang Pharmaceuticals’ stockholders by written consent in lieu of a meeting on August 30, 2006 and to:

•	ratify all actions taken by the Board of the Company prior to closing, in connection with the Merger; and

•	take such other action as is necessary or appropriate to consummate the transactions consisting of the Merger and related transactions.

Company History of Renhuang Pharmaceuticals, Inc., (the “Company”)

Renhuang Pharmaceuticals, Inc., (“Renhuang”) or the ("Company") was incorporated in the State of Nevada on August 18, 1988 as Solutions, Incorporated. Since that time, we have undergone a series of name changes as follows: Suarro Communications, Inc., e-Net Corporation, e-Net Financial Corp., e-Net.Com Corporation, e-Net Financial.Com Corporation, Anza Capital, Inc. and finally on July 28, 2006 we changed our name to Renhuang Pharmaceuticals, Inc.

On March 3, 2006, we completed the disposition of substantially all of our assets and discontinued our operations, including but not limited to, all of our ownership interest in our subsidiary, American Residential Funding, Inc., a Nevada corporation ("AMRES") to AMRES Holding, LLC, a Nevada limited liability company ("AMRES Holding") under control of Vince Rinehart, a shareholder and, at that time, our sole officer and director ("Rinehart"). Effective on September 30, 2005, the disposition was approved by written consent of a majority of our stockholders.

In exchange for substantially all of our assets, including but not limited to, all of our ownership interest in AMRES, (i) Rinehart delivered a majority of his ownership interest in Anza, consisting of 831,375 shares of common stock and 1,880,000 shares of our common stock acquired upon the conversion of 18,800 shares of Series F Convertible Preferred Stock, to Viking Investments USA, Inc., a Delaware corporation ("Viking"). Rinehart kept 156,900 shares of our common stock; (ii) Rinehart terminated that certain Employment Agreement dated June 1, 2001, by and between Rinehart and Anza; (iii) AMRES assumed all obligations under that certain real property lease by and between Anza and Fifth Street Properties-DS, LLC; (iv) AMRES delivered to Viking its ownership interest in Anza, consisting of 4,137,500 shares of our common stock; and (v) AMRES Holding delivered warrants to acquire 250,000 shares of our common stock to Viking.

The foregoing description of the disposition of our assets and discontinuation of our operations, and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties to the Common Stock Purchase Agreement and the Securities Purchase Agreement that were filed as Exhibit 10.1 and Exhibit 10.2 respectively in our Current Report Form 8-K with the Commission on September 23, 2005 and is hereby incorporated by reference.

On August 11, 2006, our outstanding common stock underwent a thirty-for-one stock split reversal resulting in a decrease in our outstanding common stock at that time from 13,355,181 shares to approximately 445,240 shares as further described in our Current Report 14 C filed with the Commission on April 25, 2006.

Company History of Harbin Renhuang Pharmaceutical Co. Ltd. and Harbin Renhuang Pharmaceutical Stock Co. Ltd.

Harbin Renhuang Pharmaceutical Stock Co. Ltd. was incorporated in 1996 in the Peoples Republic of China (“Old Renhuang”). Harbin Renhuang Pharmaceutical Co. Ltd. was incorporated in February 2006 in the Peoples Republic of China (“Renhuang China”). On March 3, 2006 Renhuang Medicine for Animals, a company controlled by Mr. Li Shaoming, invested 25 million RMB ($3.3 million) in cash in Renhuang China. On March 3, 2006 Old Renhuang transferred the majority of its operating assets, except buildings, to Renhuang China.

As a result, as of May 1, 2006, nearly 100% of revenue producing activities in Old Renhuang have been migrated to Renhuang China.

Description of Business of Renhuang China

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking information. Forward-looking information includes statements relating to future actions, future performance, costs and expenses, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, objectives of management, and other such matters of the Company. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this Current Report on Form 8-K or may be incorporated by reference from other documents filed with the Securities and Exchange Commission the "SEC") by the Company. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this Current Report on Form 8-K or in documents incorporated by reference in this Report. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Company has based the forward-looking statements relating to the Company’s operations on management's current expectations, estimates, and projections about the Company and the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that the Company cannot predict. In particular, The Company has based any of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, the Company's actual results may differ materially from those contemplated by these forward-looking statements. Any differences could result from a variety of factors, including, but not limited to, failure to effectuate its business plan, inability to maintain costs, loss of customers, regulatory issues, general economic and business conditions, competition, and other factors.

Description of Business of Harbin Renhuang Pharmaceutical Co. Ltd. and Harbin Renhuang Pharmaceutical Stock Co. Ltd.

Harbin Renhuang Pharmaceutical Stock Co. Ltd., incorporated in 1996 in the Peoples Republic of China, is a venture capital backed pharmaceutical company, located in the capital of the province of Heilongjiang Province, in the northeastern corner of China. Renhuang is mainly engaged in the fields of research, manufacturing and distribution of Chinese medical products and bio-pharmaceutical products in Mainland China. Our niche market is traditional Chinese medical products and bio-pharmaceutical products, and our goal is to become the dominant entity within a few carefully selected groups of products.

Renhuang is a high-tech company with its niche market in Greater China area. It differentiates from its peers with the most advanced monoclonal antibody technology and a few carefully selected groups of products dominant in the market.

Renhuang has the ability to produce more than 100 types of products. The product sales have reached more than 50 provinces and cities in China.

In the beginning of 2003, Renhuang purchased 100,000 square meters (about 1 million square feet) of land and has built “City Biotech Medicine Park" located in the City of "A" in the Province of Heilongjiang. The project was called "Renhuang City Bio-tech Medicine Construction Project", which has been supported by the China government. Renhuang obtained a zero percent interest rate three-year loan in the amount of 30 million RMB (about US $3.7 million). The whole project was finished in 2004, and "City Bio-tech Medicine Park" received “Good Manufacturing Practice” (GMP) certification on Dec. 30, 2004. In the park, Renhuang produces enzyme engineering series products, including SOD (Super Oxide Dismutase), Lysozyme enzyme; Shark Power health care products and some other traditional medicine.

In 2003, Renhuang acquired DongFangHong (“DFH”) Pharmaceutical Co., which controls 70% of all Acanthopanax wild resource (commonly known as “Siberian Ginseng”) in the Heilongjiang Province. About 90% of all wild Acanthopanax resource in China grows in Heilongjiang.  Additionally, the acquisition came with 73 GMP approved medicines from DHF.  Due to the insufficient resource of Acanthopanax and increased demand, Acanthopanax resource is expected to generate substantial profit and cash flow to Renhuang.

Products

The company’s medical product portfolio can be divided into three different categories:

1.  Acanthopanax medical products - 45%*

2.  Shark Power Healthcare products, and - 25%

3.  Traditional medical products. - 30%

■	Chart is based on numbers of 2005
* Percentage of the total revenue of 2005

Acanthopanax

Acanthopanax (also known as Siberian Ginseng) referred to as Eleutherococcus in Soviet sources, comes from the northernmost province of China, Heilongjiang, which is a frigid area adjacent to Soviet Siberia, has become one of the most popular and widely respected herbal tonics in the world containing chemical components proven to promote good health in humans. The plant is common in Heilongjiang, but does not grow in any abundance elsewhere in China.

Acanthopanax has been used regularly as a tonic by the people of far northern China for over two thousand years. Because of its profound adaptogenic functions, Acanthopanax has grown enormously in reputation, importance and popularity in the Chinese and Western herbal systems in the last few decades.

It is now routinely used by people required to engage in high stress, high energy-demanding activities such as high altitude flying, long-distance sailing, working in high or low temperature environments or in deep water. Acanthopanax is used by all Russian (cosmonauts) astronauts. The use of the extract of this herb in these endeavors has been reported to increase physical strength, sharpen concentration, improve various parameters of mental power, increase visual acuity, improve color vision and promote healing power.

Acanthopanax is especially popular among athletes or physical workers who require substantial sources of adaptive energy and endurance, such as long distance runners, rock climbers, bicyclists, scuba divers, dancers, tennis players and by others seeking to enhance physical and mental performance, endurance and adaptability.

Dongfanghong acquisition

As a result of its acquisition of Dongfanghong Pharmaceutical in 2003, the company now controls around 70% of China’s natural supply of Acanthopanax.

From this plant, the company has developed a line of Acanthopanax-based products: the company’s sale of these products account for 25% of the 400 million RMB (US $50 million dollars) market for Acanthopanax-based products and could reach 50% of the Acanthopanax-based medical product market over the next three to five years.

Acanthopanax Revenue

During the fiscal year of 2005, Acanthopanax medical products have generated 45% of the total revenue and profit of the company. Due to the company’s dominating position of Acanthopanax wild resource, and its cutting-edge technology, the company will, within the next 3-5 years, control more than 50% share of the market of Acanthopanax medical products in China. It is further anticipated that the market for Acanthopanax products will grow with an average annual rate of 30% and thereby becoming the dominating profit center of the company.

Shark Power Healthcare Products

Shark Power Healthcare products, are made from Squalene, the scientific name for 'Nose Oil', a low density compound stored in the liver of sharks. These medicines contain extracts of shark liver oil and are used to improve oxygen level of human blood. Squalene, when taken into the body, removes animal fat and various waste materials whilst circulating in the blood so that it cleans blood vessels and blood. It is good for the treatment and prevention of arteriosclerosis, improving the function of the kidneys and livers.

Squalene is an extract from sharks that habitat in frolics in cool, clean deep-sea of southern ocean waters fully derived. Squalene manufactured and processed in Australia is known for its purity and high quality, and also found to be extremely low in heavy metals. These products are becoming increasingly popular in Japanese and Chinese markets, where premium quality and purity are of utmost importance.

It is widely believed that the human consumption of Squalene may be of assistance in:

•  improving the function of kidneys and livers

•  keeping skin moist with a healthier complexion

•  healing of wounds

•  reducing stress and heart disease

•  maintaining cholesterol

•  arthritis suffers

•  gastritis suffers

•  maintaining healthy eyesight

•  maintaining memory capacity

This segment of the company’s business grew more than 30% as compared to 2004. Through a unique production and raw materials resource, the company’s production cost is 30% lower than its competition’s cost, which savings is partly passed on to the consumer, which in turn results in higher volumes and increased profit for the company.

Acanthopanax and Shark Power Expansion

The company will, for both the above segments, continue its expansion with increased market activities, which will have a significant impact on the sales.

Traditional Medical Products

Traditional medical products provide the company with low risk and stable cash flow. Among them, the company produces three market-leading products, which all achieved more than 100% growth rate in the fiscal year of 2005, and will do in 2006. Such products include:

•  Tianma pills (treating headaches)

•  Tornado pills (treating headaches)

•  Shengmai granulate (treating female venereal diseases)

Lysozyme Enzyme Products

In 2007, the company plans to launch Lysozyme Enzyme Products in the food antiseptic area, the largest potential market for Lysozyme. The company is able to achieve up to 80% of cost savings compared with competitive products, produced outside of China. The company’s products from this group have proved to be 60% more reliable with 50% lower production costs than competitive products. With a huge potential market, management conservatively estimates the company will achieve annual 100% revenue growth rate in the next 5 years.

Monoclonal Antibody Reagent Box Series Products

The company also plans to launch Monoclonal Antibody Reagent Box series products. More than five Monoclonal Antibody Reagent Box products from the company are estimated to receive GMP certificates and to be launched at the end of 2006 or at the beginning of 2007. These products are 60% more reliable than those from its competitors. Moreover, the company is on the process of building its own monoclonal antibody center, the necessary raw material for the products. Therefore, the company is able to achieve 50% of cost savings compared with most of its competitors, who have to purchase their raw materials from third parties.

With high and sustained demand in China, and insufficient supply, the company believes that the Monoclonal Antibody Reagent Box segment has a substantial upside potential. Management conservatively estimates that the products will achieve 100% annual growth rate in sales over the next 5 years.

Sales

The company’s sales network is very big. With more than 70 sales centers organized under 24 districts with more than 2000 sales people, the company’s product sales offices of Renhuang cover 50% of the Great China area and an estimated 80% of its geographical target area.

Research & Development Centers

The company owns its R&D centers, including Information Center, Cooperation Center, Research Center, and Harbin Renhuang Marine Healthcare Medicine Center. The company also owns and runs a Post-doctor Research Working Station, which is set up by the company and approved by the government, where post PhD students conduct research.

The R&D centers simulate real assembly lines, have advanced equipment, and substantial and advanced examination analysis instruments. A number of well recognized and respected pharmaceutical professors and research scientists in China are employed in the R&D centers. Over 50% of the employees in the centers have an advanced degree.

Products

Acanthopanax (Siberian Ginseng)

Overview:

Acanthopanax, which is known in the United States as Siberian Ginseng, has been used for centuries in China and Russia. Although a distant relative of American and Asian ginsengs (Panax sp.), with some overlap in its uses, Acanthopanax is a distinct plant with different active chemical components. Known for its ability to restore vigor, increase longevity, enhance overall health, and stimulate both a healthy appetite and a good memory, it is widely used in Russia to help the body adapt to stressful conditions and to enhance productivity.

In Chinese medicine, it is valued for its beneficial effects on "qi" (Qi’s definition: The Chinese term for vital energy or life force. It is pronounced “chee.”.) and its ability to treat "yang" (Yang’s definition: One of the two fundamental forces, Yang represents the male or active force.) deficiency in the spleen (Spleen’s definition: As distinct from the Western medical concept of Spleen, this concept from Traditional Chinese Medicine is more a way of describing a set of interrelated parts than an anatomical organ.) and kidney. Like the panax ginsengs, Acanthopanax is considered to be an adaptogen, which means it helps in stressful circumstances and returns the body to a normal balance. For example, an adaptogen might lower blood pressure in someone who has high blood pressure, but raise it in another person who has low blood pressure. The active ingredients in Acanthopanax, eleutherosides (similar to ginsenosides in the panax species), are thought to increase stamina and to stimulate the immune system.

Until recently, most scientific research on Acanthopanax took place in Russia. This research has largely supported its use to maintain health and strengthen the system rather than to treat particular disorders. Acanthopanax may help the body deal with physically and mentally stressful exposures such as heat, cold, physical exhaustion, viruses, bacteria, chemicals, extreme working conditions, noise, and pollution. By strengthening the system, it may also help prevent illness.

Research on Acanthopanax has included studies on the following:

Immune System

A 4-week study in healthy subjects found that those who received Acanthopanax extract had improvements in a number of measures that reflect the functioning of the immune system.

Mental Performance

A 3-month human study of Acanthopanax among middle-aged volunteers found that there was a significant improvement in memory and concentration as compared to a placebo.

Another popular but unproven use of Acanthopanax is to maintain or restore mental alertness.

Physical Performance

Although Acanthopanax is frequently used to enhance physical stamina and increase muscle strength, studies have shown mixed results for these purposes.

Male Fertility

Acanthopanax has a long history of folkloric use for male infertility. Animal studies suggest that Acanthopanax may be helpful in increasing reproductive capacity.

Viral Infection

In a laboratory study, an extract of Acanthopanax slowed the replication of certain viruses, including influenza A (which causes the flu) as well as human rhinovirus and respiratory syncytial virus (both of which cause symptoms of the common cold). It had no effect, however, in test tubes on adenovirus (another cause of the common cold and other respiratory infections) or herpes simplex virus type 1 (which generally causes oral herpes lesions). But, a 6-month study of 93 people with herpes simplex virus type 2 (which generally causes genital herpes lesions) found that Acanthopanax reduced frequency, severity, and duration of outbreaks.

Market analysis on Acanthopanax in China:

Wild Acanthopanax grows in some provinces in North and North-Eastern China, especially in Heilongjiang Province, where 90% of all wild Acanthopanax resources in China are located. In 1980s, the annual production level was around 10,000 tons. Due to excessive harvesting and damage, the production of Acanthopanax has significantly decreased. At the end of 1990s, the production of wild Acanthopanax was around 2,000 tons and declining. In 2004, the production decreased to 1,000 tons.

The resources for Acanthopanax medicine are mostly derived from wild Acanthopanax. Due to favorable conditions and temperature in the Heilongjiang Province, where Renhuang is located, 90% of the wild Acanthopanax suitable for medicine comes from Heilongjiang Province. (Note: human cultivated Acanthopanax in other areas does not reach the same drug efficacy as wild Acanthopanax). Therefore, most of the pharmaceutical companies producing Acanthopanax are located in the Heilongjiang Province. Due to the limited supply of wild Acanthopanax, and increased recognition of its medical benefits, the demand for Acanthopanax is higher than the supply. It is estimated that the demand for Acanthopanax worldwide increased tenfold in the next five years. As a result, the price of raw Acanthopanax has gradually increased.

In 2000, the price of a kilogram of raw Acanthopanax was around 0.5 RMB (around US $0.062), which increased to 2.5 RMB (around US $0.31) 2004. It is estimated that the price for Acanthopanax will continue to increase.

Due to its increasing popularity in United States, Japan and European countries, exporting Acanthopanax medicine is expected to generate additional revenue for Renhuang in the near future.

The Dongfanghong Acquisition:

In 2003, Renhuang acquired Dongfanghong Pharmaceutical Co. (DFH), a previously state-owned pharmaceutical company, located in Harbin, Heilongjiang Province, which owns 70% of all wild Acanthopanax resources in China. In 2004, one year after the acquisition, Renhuang increased efficiency and production capabilities to generate US $3.75 million in revenue in a 10% market share.

In the fiscal year of 2005, the plant generated US $8.8 million in revenue, at a growth rate of more than 200%. In the first six months of the fiscal year of 2006, the plant generated US $9.6 million in revenue, which is more than the total revenue from the full previous year. Renhuang expects to obtain a market share of 50% of Acanthopanax products in China within 3-5 years.

Competitive Advantages of Renhuang:

In addition to the resource advantage, Renhuang has the following competitive edges related to Acanthopanax:

Farm Production

Wild Acanthopanax resources might not be able to fulfill the rapid growing demand. Therefore, Renhuang has started to cultivate Acanthopanax manually with 60 million square feet cultivation area. Cultivated Acanthopanax from Renhuang achieves in all material respects the same effects as wild, mainly due to Renhuang’s use of wild Acanthopanax seeds and other production methods as well as its extraordinarily favorable climate conditions in Heilongjiang Province.

Lower Production Costs

Renhuang has successfully developed new withdrawing technology during the process of Acanthopanax that lowers the production cost by 30% compared to its competitors. Regulatory bodies have granted the right to Renhuang to set the standards for new Acanthopanax medicine, which will enhance the industry quality standard. There are a number of smaller unregulated companies in the industry that, due to the increased regulation and standards, we believe will not be able to comply with the new requirements. As a consequence, Renhuang will likely see its market share increase.

Future development plan for Acanthopanax products in Renhuang

With its resource dominating position, Renhuang plans to capitalize on its increased brand recognition. By a controlled expansion plan, Renhuang plans to expand its market shares in local provinces and eventually in all of China. Renhuang plans to be identified as the leading manufacturer of Acanthopanax products.

Through increased market awareness, it is further anticipated that Renhuang's unique edge in Acanthopanax will be recognized outside of China. In doing so, Renhuang anticipates entering into strategic foreign partnership, which Renhuang expects will result in increased international sale of Acanthopanax medicine in the near future.

Shark Power Healthcare Products

Shark Power Healthcare products are made from squalene, an extract of shark liver oil from the Aizame shark whose natural Pacific habitat is in unpolluted ocean depths of 3,000 feet in 35 degree waters. The R&D center of Renhuang has developed a pure natural marine biology medicine -- Shark Power Healthcare Series. It is the only medicine in China approved for use in treating secondary health problems due to oxygen deficit. It was awarded the "special golden prize at Ninth Chinese Patent Technology New Product Exhibition", and "Golden metal at London International Patent Technology Exhibition".

Clinical research has proven that this medicine can improve the carrying and transporting oxygen ability of blood, enhance the oxygen absorption and utilization factor of the organism organs, dredge the blood vessels, increase the speed of blood's oxygen transportation, and specially supply oxygen to heart, brain, lung and liver. It is able to effectively cure all kinds of symptoms caused by secondary health problem like dizzy, insomnia and forgetfulness, low energy and immunity, back pain, easy to get tired, caught cold. The effect is stable and safe.

Competitive Advantages of Renhuang:

Renhuang’s Shark Power Healthcare Products have the following major advantages compared with its competition.

State Drug Administration (SDA) Approval

Renhuang’s Shark Power Healthcare Products has received Good Manufacturing Practice (“GMP”) certificates from the State Drug Administration (“SDA”). As most healthcare products produced in China have not obtained GMP certificates, our Shark Power Healthcare Products have a very strong competitive advantage. Our Shark Power Products are also distributed through hospital channels, which is not the case for most of other health care products.

Lower production Costs

The retail price of Shark Power Healthcare products has historically been lower than the price of competitors’ products, because Renhuang’s raw material costs are lower. This means Renhuang can pass the savings on to the customers. Renhuang purchases raw materials directly from Australia at prices which are 20% lower than those from coastal areas in China, where most competitors purchase their materials.

In 2005, the revenue from Shark Power Healthcare products has accounted for approximately 25% of the total revenue of Renhuang, which represented a 20% of market share for equivalent products. With increased promotion and improved marketing strategy, Renhuang believes that it can increase its market share to over 50% in the next 3 to 5 years.

Traditional medicine

In addition to Acanthopanax medical and Shark Power Healthcare products, Renhuang produces traditional medicine products, such as medicine for cold, flu, headache, etc. Revenue from traditional medical products accounted for 30% of the total revenue of Renhuang in the fiscal year of 2005, and 36% in the first half of fiscal year of 2006. Renhuang owns 40 medical products with GMP certificates, of which some "Star" products reach top sales among the same products and most of the others generate a stable stream of revenue.

Three “Star” products

"Tianma pills" and "Tornado pills" are the "Star" Chinese traditional medicines for treating headache in China. Although western headaches medicines have larger market share in China, they have also been showing to have larger side effects. Research reveals that most other Chinese traditional medicines have fewer side effects, but cannot reach the same curative effects as western medicines. Renhuang's “Tianma” and “Tornado” are not only superior with strong visible curative effects, but with little or no side effects.

In the fiscal year of 2005, with more than 100% growth rate from the fiscal year of 2004, revenue from sale of “Tianma pills” reached more than US $2.1 million, and that of “Tornado pills” reached US $2 million; and in the first half of fiscal year of 2006, revenue from sale of “Tianma pills” reached more than US $2.45 million, and that of “Tornado pills” reached US $2.07 million.

Another "Star" medicine is "Shengmai" granulate, with sales of US $1.04 million dollars in 2004 and US $1.16 million dollars in 2005, which was higher than any of its competitors for the same period; in the first half of fiscal year of 2006, the revenue has reached US $1.65 million.

Renhuang produces several additional traditional medical products that each accounts for lesser amounts. These products, through brand recognition, generate stable and risk free revenue for the company. When Renhuang expands its product offerings, it is anticipated that these additional products will be replaced by higher margin products.

Products in the developing stage

Lysozyme Enzyme Products

Lysozyme is an enzyme occurring naturally in egg white, human tears, saliva, and other body fluids, capable of destroying the cell walls of certain bacteria and thereby acting as a mild antiseptic. Lysozyme protects us from the ever-present danger of bacterial infection. It is a small enzyme that attacks the protective cell walls of bacteria. Bacteria build a tough skin of carbohydrate chains, interlocked by short peptide strands, that braces their delicate membrane against the cell's high osmotic pressure. Lysozyme breaks these carbohydrate chains, destroying the structural integrity of the cell wall. The bacteria then burst under their own internal pressure.

Alexander Fleming discovered lysozyme during a deliberate search for medical antibiotics. Over a period of years, he added everything that he could think of to bacterial cultures, looking for anything that would slow their growth. He discovered lysozyme by chance. One day, when he had a cold, he added a drop of mucus to the culture and, much to his surprise, it killed the bacteria. He had discovered one of our own natural defenses against infection. Unfortunately, lysozyme is a large molecule that is not particularly useful as a drug. It can be applied topically, but cannot rid the entire body of disease, because it is too large to travel between cells. Fortunately, Fleming continued his search, finding a true antibiotic drug five years later: penicillin.

Hen egg white has a high content of lysozyme which protects the integrity of the delicate yolk, thus making egg white (albumen), the preferred raw material for industrial production of the Lysozyme enzyme.

Currently, there is no company in China with the ability to produce Lysozyme on a large scale, despite the fact that it has a big potential market. Lysozyme can be used in food antiseptic, which will alter sterilization effects with 40% compared with chemistry antiseptic at a cost of 80% lower than similar products produced outside of China. The large-scale production of Lysozyme products will speed the development of cultivation industry.

The major uses of Lysozyme products are as follows:

1) Lysozyme compound biology antiseptic (food packing coating, food bag, etc)

2) Lysozyme drug preparation (troche, oral liquid etc)

3) Lysozyme Biotech Pesticide

4) Lysozyme home-using disinfect series products (paper tower, detergent, etc)

5) Lysozyme biotech Veterinary medicine

6) Lysozyme biotech preparation

Monoclonal Antibody Reagent Box series products

According to statistics, the total sales volume of China's biotechnology products was about 20 billion RMB (US $2.42 billion) in 2000, among which the sales volume of medicine and health-care products including medicine of gene products, vaccines, diagnosis reagents, some antibiotics, amino acids for medical use, vitamins, blood products, bio-chemical medicines and some functional food was 9 billion RMB (US $1.09 billion), accounting for 45 percent of the total sales volume. The sales volume of diagnosis reagent products was 3 billion RMB (US $0.36 billion), one third of above volume.

Renhuang believes that the Monoclonal Antibody Reagent Box segment has a huge upside potential. Chinese companies in the Monoclonal Antibody Reagent Box industry are small to mid sized privately-owned enterprises without any government support. The production scale in China is still very small. The estimated production ability is around 185 million dollars in 2004, which is a niche market when compared with other developed countries. Due to the huge population and potential market in China, this area is already being pursued by some pharmaceutical companies.

Renhuang has recently hired a competent team of research scientists, who are graduates of top universities in the United States and therefore trained on the most advanced technology in this field. Troponin T Diagnostic Kit and some other products from this group have proved to be 60% more effective at 50% less production cost when compared with other products.

Of an estimated ten new products under development, Renhuang plans to launch all of them during 2007 and 2008. Renhuang conservatively estimates that Monoclonal Antibody Reagent Box series will achieve a growth rate of 100% annually in the next five years.

Market Analysis Summary

Traditionally, the pharmaceutical market is defined based on the different medical usage prescription drug market and non-prescription medicine market (OTC).

The annual revenue of the medicine market in China is estimated to be 500 billion RMB (US$ 62.5 billion), of which 440 billion RMB (88%) is derived from the prescription medicine market and the balance, 60 billion RMB (around US$ 7.5 billion) relates to the non-prescription medicine market which constitutes 12% of the whole medical sales market.

There are 7,600 pharmaceutical companies in China, of which only 2,700 have received GMP Certificates. Renhuang is one of them. Renhuang’s annual production capacity is currently 1.5 billion RMB (almost US $200 million), which equals to a market share of 3%. As Renhuang approaches full capacity, the company anticipates increased production volume by acquisitions and / or added additional production facilities.

The company’s first and primary target market is China, where a growing middle class with demand for improved healthcare has created a sustainable need for quality healthcare products. Our secondary market within the long-term future is the United States and the rest of the world.

Renhuang focuses on three market segments:

1.Over The Counter - OTC market.

2.Other drug stores located across the nation.

3.Hospitals, clinics and other medical institutions.

Industry Analysis

World Trade Organization

Due in part to the relaxation of trade barriers and China’s access to the World Trade Organization (“WTO”) in January 2002, Renhuang believes that China will become one of the world's largest pharmaceutical markets by the middle of the twenty-first century. As a result, the Chinese market presents a significant opportunity for both domestic and foreign drug manufacturers.

The State Drug Administration (“SDA”)

The State Drug Administration ("SDA") of China has set up a classification administrative system in 1999 for prescription and OTC drugs. Since then, the SDA has issued a series of guidelines on the interpretation of the new classification system for labeling, usage instructions and packaging of OTC products. The SDA currently requires that pharmaceutical manufacturers clearly label drugs for OTC sales and distinguish them from those to be sold in hospitals as ethical drugs. Renhuang has instituted this policy as required by the SDA.

The Current Chinese Pharmaceutical Market

The introduction of the Chinese pharmaceutical industry

Most of the recognized brands in China are manufactured by multi-national drug companies with higher market share than domestic brands. Based on statistics, there are a total of 2,700 drug companies approved by GMP producing a variety of traditional and modern Chinese medical products. The total productivity is about 370 thousand tons of 8000 different types of finished products. Furthermore, Chinese drug companies produce 300 different types biotech products including vaccine, toxoid, antiserum, blood products, diagnosing reagent for internal and external use. Chinese drug companies are producing more than 11,000 types of medical instruments, including X-ray fault scanning imagery equipments and magnetic resonance equipments.

 --Market Shares of various pharmaceutical products

The current problems in the Chinese pharmaceutical industry

•
Most drug companies in China produce low quantities of a large number of products. Therefore, many big companies are producing similar drugs. Many of those products are based on low technology and obsolete production methods. It is common that companies have minimal R&D departments, and therefore, do not bring new drugs into the market. As a result, many of these companies with inefficient management have lower productivity.

•	Many drug companies do not qualify to reach approval by GMP, which prevent those companies from reaching the national and international drug markets.

•	Patents and other intellectual property are not well protected well in China.

•	Limited access to financial markets makes it difficult to obtain financing for drug companies.

•	The competition in drug industry has growth space.

The development trend in the Chinese drug market

•	The pharmaceutical market will continue to grow at a stable pace.

•	The net growth of the aging population supports the demand for drug consumption.

•
The rising living standard improves the demand for drugs. Average drug consumption per capita in China is 50% lower than other mid-developed countries. Therefore, following the development of rural areas, it is anticipated that the Chinese drug market offers great opportunities.

•	Habitual changes inside the drug consuming population.

•	More reasonable drug consuming habits.

•	Non-prescription drugs will enter the fast development phase.

•	Drug prices on the market will be more rational.

•	There will be fewer drug companies, but with large capacity.

•	More advanced circulation of medical products.

•	More competition in China’s drug market

The current state of the biotech industry in China

Introduction of biotech industry in China

The biotech industry in China has undergone fundamental improvements. The biotech industry started in 1980s, and the sales in 2000 reached US $2.5 billion with the average growth rate of 33.58% and have since then developed dramatically. In 1996, the sales of gene engineering drugs and vaccines reached US $26 million, which increased to US $90 million in 1998 and reached US $270 million in 2000. The average growth rate has been 79.42%.

Biotech R&D has achieved big successes. In order to accelerate the development of the biotech industry, which is one of the most supported industries, the government has invested in biotech R&D. Biotech engineering and bio-drugs are making great progress and a series of key technologies has been built. The gene transfer technology between zoology and botany is mature. The hybrid rice has been promoted in large scale, and anti-gene cotton and tomato have become a reality. Tens of gene drugs are fast approaching the area of practical use. Therefore, the Chinese biotech R&D industry is rapidly becoming more mature and competitive.

Some common problems in the Chinese biotech industry

Compared with the development of the international biotech industry, the domestic Chinese industry is still immature.

•  Insufficient self-owned Intellectual property rights and limited competing ability.

•  In the United States, it is common that founders of bio-tech companies control more than 50% of equity and technology during the first and second stage of financing and the Venture Capital firms control less. With the expansion, including additional financing, the initial founders start to lose the control position. In China, intangible assets usually represent less than 35% of the total value.

•  Essential key technologies and equipments such as important laboratories equipments, instruments and dosage etc are still lagging in biotech industry and most users rely on import. Companies who have the ability to produce those special equipments and instruments have earned international market recognition. Renhuang owns substantial intangible assets.

Insufficient Capital investment and very limited R&D capability

•  Biotech industry is a high-tech investment in a high-risk and a high-reward industry. Therefore, insufficient capital is the most important problem which needs to be solved. At present, there are only six ways to provide capital to bio-tech companies: (i) founders' own money; (ii) public company investment (iii) third party investment; (iv) government venture capital; (v) mid to small-size company security fund from state science administration; and (vi) mid to small-size technology venture capital. The United States, which has the most advanced bio-tech development and bio-tech companies provides more financing opportunities to this industry. Despite this problem in the industry Renhuang successfully obtain capital and build a new state of the art R&D facility.

Insufficient educated human resources cause a gap between research and practical areas.

•  Due to the long training period of R&D personnel staffs, high quality research scientists stay outside of China. Therefore, there are not sufficient highly qualified research scientists available, especially those in combination of research and management skills. Renhuang has United States educated research scientists.

Competitors

Acanthopanax product series

•  Wusuli River Pharmacy Group

Main Acanthopanax products are fluid acupuncture; secondary one is Acanthopanax pills, with 15 million RMB (about US $7.8 million) revenue from Acanthopanax.

•  Heilongjiang Wandashan Pharmacy

Main Acanthopanax products are fluid acupuncture, powder acupuncture and Acanthopanax drinks, with 50 million RMB (about US $6.2 million) revenue from fluid acupuncture, and 30 million RMB (about US $3.8 million) revenue from powder acupuncture, and both of which have been built their brand names.

•  Heilongjiang Zhenbaodao Pharmacy

Main Acanthopanax products are fluid acupuncture and Acanthopanax drop pill (waiting for its GMP approval), with 12 million RMB (about US $1.5 million) revenue from Acanthopanax products.

•  Heilongjiang Tielihongye Pharmacy

Main Acanthopanax products are Acanthopanax pills, and Acanthopanax syrup, with 6 million RMB (about US $750 thousand) revenue from Acanthopanax products

Monoclonal Antibody Reagent Box series products

•  Beijing BGI-GBI Bio-tech Co., Ltd

•  Shanghai Shisheng Cell Bio-tech Co., Ltd

•  Beijing Wantai Biological Pharmacy Enterprise Co., Ltd.

At present, none of the competitors have large-scale production ability. Speed Monoclonal Antibody Reagent Box for Muscle Calcium Protein Myocardial Infarction of Renhuang is very competitive in the market because of its advance technology. The core technology is from Chinese research scientists educated in United States, and Renhuang will build antigen antibody store base with self-owned intellectual property rights, therefore the product will become more reliable, and the price will be 50% lower than that from its competitors with 60% improvement in effects. This product is easy to use.

Lysozyme Products

There are few companies with the ability to produce in large scale. It has big potential market. Lysozyme can be used in food antiseptic, which will 40% higher sterilization effects than chemistry antiseptic with 80% lower costs than same kind products produced outside of China. The large-scale production of Lysozyme products will speed the development of cultivation industry.

Shark Power Healthcare Series

•  Sirio Pharma Co., LTD

•  Shanghai Jonya Marine Biological Engineering Co., LTD

•  Guangzhou Xingqun Pharmaceutical Co., LTD

Renhuang’s raw materials for Shark Power Healthcare products are directly imported from Australia at a price which is 20% lower than that what the competitors pay, whose raw materials are from coastal areas in China.

Competitive Edge

General

Renhuang has a top level and stable management team with a proven track record that generated around 100% annual growth rate on both sales and profits over the past years.

Acanthopanax

Through the acquisition of Dongfanghong during 2003, Renhuang controls 70% of the wild resources of Acanthopanax, which product group has increased to account for 45% of Renhuang’s revenue in 2005. The demand for products derived from Acanthopanax is at all time high. Renhuang’s current market share is 10% and its goal is to increase the market share to 50% within 3-5 years. Of the total wild resource of Acanthopanax in China, 94% is located in the Heilongjiang Province, most of which are controlled by Dongfanghong in the Wanda Mountain. Renhuang develops Acanthopanax products in its plant and benefits from its relative dominant position through its resource control. Renhuang has reduced the cost of absorbing and producing Acanthopanax with 50%. Current comparisons show that Renhuang's cost of production is 30% lower than the competition.

Other Advantages over the competition

In addition to advantages related specifically to Acanthopanax, Renhuang’s business possesses the following advantages:

•  The ability to upgrade our products by using our follow-up research projects enables Renhuang to continue its product developments.

•  Renhuang has developed a unique independent innovation system, which will provide a powerful support to the R&D of new products.

•  Renhuang has excellent relations with provincial, city and regional our government and have been awarded outstanding levels of status.

•  Renhuang owns a state of the art research and production facility.

•  Renhuang’s credit rating is AAA by the major banks in China

•  Renhuang has United States educated research scientists.

•  Through efficiency and state of the art production facilities, its production costs, is as an average, 30- 50% lower then competition.

•  Renhuang owns more then 70 regional sales offices, covering 50% of Mainland China staffed with a sales force of more then 2,000.

•  Renhuang has a top-level management team, which will lead the company into higher levels of revenue and profitability.

Research & Development

Renhuang has constructed a strong independent innovation system, which will provide a powerful support to the R&D of new products as follows:

Through Renhuang’s research control and relative dominant position related to the Acanthopanax products, Renhuang is on its verge to position Acanthopanax as an independent segment in the Chinese drug industry. In order to achieve this goal, Renhuang will build an Acanthopanax base including six parts: (1) Wild Acanthopanax protection; (2) research; (3) seeding; (4) cultivating; (5) processing; and (6) exporting. Pursuant to plan, this will become the largest Good Manufacturing Practice (“GMP”) approved Acanthopanax base in China.

Renhuang plans to continually upgrade its products by using its follow-up research project. This continued development will be focusing on the following three areas; (1) The development of biotech products. The focus will be for practical applications of Lysozyme and Hyperoxide mutase, and the research and development of gene engineering drugs just to mention a few; (2) The research and development of Chinese traditional medicine products, including but not limited to additional use of Acanthopanax and Shizandra Berry; and (3) Research and development of Western drugs for generic production, where Renhuang is able to complete the generation replacement of traditional drugs shortly.

Information center

Renhuang utilizes the marketing network system and direction oriented information system to provide fixed period and in-fixed period market feedback information, market demand information, evaluation of new products inside and outside of China, domestic and foreign authority research topic and product technology feedback information.

Teamwork Center

Renhuang has contracted and hired specialists comprising a group of reputable professors and research scientists from the marine biotech drug segment, the natural biotech drug segment and the gene engineering area to evaluate and support research topics and results. Renhuang has also formed long-term strategic partnerships and other research and work related relationships with some of the most prominent research organizations with the purpose of researching and developing new products together.

Currently, Renhuang have partnerships or are in other way closely related to the National Navy Pharmaceutical Research Center located in Shanghai, China bio-tech drug research center (Shanghai Research Base), Second Military Medicine University in Shanghai, and Beijing Ellionbio Research Center, Beijing to mention a few. Furthermore, Renhuang has research topic cooperation with Russia Academic School Far-east division and Australia Scientific Research Center.

Research Center and Mid-testing Base

Formed by different labs, these research and mid-testing facilities are simulating the assembly lines.

Renhuang Bio-tech drugs and healthcare products research center

This facility is mainly focused R&D on bio-tech drugs and healthcare products, and medicine intermediates.

Post-doc Research Workstation

The major task is to do R&D on Acanthopanax and other North-China medical products and to develop medicine qualified to international standard. This unit also performs R&D on gene engineering drugs, like tumor Chalone.

Official accomplishments

•
Renhuang has a well-established and excellent working relationship with the government on various levels. For example, Renhuang has obtained support from different level governments including provincial, city and regional government, which enabled Renhuang’s rapid development. Renhuang undertakes various research projects on a national level, where the government has appraised Renhuang’s accomplishments.

•	Government has appraised Renhuang as “The Best Quality and Credit Company”, “The Company with The Best Social Image”, and “The Most Trustful Consumer Products Company”.

•	The bank credit rating of Renhuang is AAA.

•	Lysozyme and Hyperoxide mutase projects from Renhuang have been included into the most important nation level project in State Scientific Administration.

•	Biotech drug garden has been included into the national transforming projects of North Eastern China heavy industry base, and in the projects which can get zero interests loan from government.

•	Renhuang has been appraised by State Scientific Administration as national high-tech company, which enables it to obtain tax-free benefits.

Marketing Strategy

Renhuang addresses the market through four business segments: OTC Market, Direct Sales, Wholesale and Raw Material. Renhuang is a highly technology oriented niche company that has developed name recognition for its quality products. Its products are being sold by more than 2,000 sales people divided into 70 sales offices in 24 regions across Mainland China. Furthermore, Renhuang has strong alliances with distributors who have powerful channel relationships but lack manufacturing or product development capabilities.

Renhuang is using a four-pronged approach to achieve its market goals

First, the goal is to build brand names for products, which is well under way. In non-urban areas, 90% of the Chinese population lives is in the countryside with lower income. Due to a variety of strategy, adjusted to the lower income consumer, Renhuang's traditional drugs will have a relatively high level of penetration in those areas. Distribution to end-consumers is obtained through Renhuang’s own sales personnel without middlemen cost.

Second, Renhuang is using key cities like Beijing and Shanghai as geographical sales centers with the purpose to establish its brands with the established distribution centers that distribute to major drug chain stores in the urban and suburban areas around the city. Renhuang approach is to use selected cities as sample target, supported by initial promotion and investments enabling the products entry into the well-known drug chain stores. In addition, Renhuang is exploring multiple sales channels.

Third, Renhuang focuses on top-level hospitals in the country, which has the highest quality standard and stringent approval procedures for new products and brands. Traditionally, hospitals in China are divided into different levels due to different functions. Junior level hospital only take care small areas, mid-level one will take care several areas combination, and senior level one will handle different regions. By focusing on the top tier of the hospital industry, Renhuang’s strategy is to work from top down and gain access to mid and low level hospitals when it brands and products have been established in the higher ranks.

Fourth, Renhuang use its exclusive technology and absolute resource control (Acanthopanax) to promote itself in the domestic media, including TV, Radio, newspaper, magazine and trade publications. At a more mature stage of Renhuang’s domestic coverage, it is anticipated that Renhuang will have a substantial impact of Lysozyme and Hyperoxide mutase, through innovations and core technology, developed and owned by Renhuang have been appraised by established specialists as the primary technology and innovations in the world related thereto. The biggest advantages are cost and quality when compared to traditional products.

Sales Strategy

Renhuang’s sales network is very big. With more than 70 sales centers organized under 24 districts and more than 2,000 sales people, its product sales offices of Renhuang covers 50% of the greater China and an estimated 80% of its geographical target area. Due to less populated and rural areas in the western part of China, Renhuang has chosen to concentrate its main efforts on the eastern China.

Sales Team

Renhuang’s sales team uses quantity targets to realize the management of sales of products, from where the sales team is rewarded. Each sales office is organized with full time managerial and financial functions organized under a general representative officer. The vast majority of the regular sales force is commission based. The products from Renhuang will reach drug stores, hospitals and end consumer across China through the sales network.

■	The Location of Renhuang’s Sales Offices in China.

Conjunction with the general sales managers, provincial managers and regional managers, the company sets the sales target at the beginning of every year. Based on monthly sales reports and general control mechanisms, budget is thereafter revised as needed.

Sales channels related to leading products

Marketing Model	Share of revenues	Products selling	Payment Time Frame
Raw Materials	7% of total revenue	Acanthopanax raw materials	Payment schedule, between 1 - 5 months.
OTC	48% of total revenue	Acanthopanax final products, “Tianmai Pills” and “Shengmai” granulate.	Payment for first shipment in conjunction with second delivery, 1 - 3 months.
Direct Selling method	30% of total revenue	Shark Power health care products, Acanthopanax final products.	Cash Payment
Whole Sale products	15% of total revenue	Acanthopanax final products and “Tornodo Pills”.	Payment similar to consignment, calculated and paid monthly when products sold.

Corporate Information

Employees

The Company employs approximately 371 full time individuals, which include 36 people in managerial positions, 22 individuals as sales managers at the company’s various sales offices across China, 52 people in R&D department, and 261 workers. The company also has approximately 2,217 commission based sales staff at the various sales offices that work as independent contractors.

Properties

According to Chinese legislation, the government owns all the land in China. The government grants Land Use Rights to individuals and legal entities, which holders of Land Use Rights have the right to build and erect constructions.

Renhuang owns the following constructions on Land Use Rights in China:

1.  Headquarters of Renhuang.
Location: No. 281, Peach Avenue, Daowai District, Harbin, Heilongjiang Province,
China.
Size of Property: 21,000 Square feet

2.  Biotech Medicine Park of “A” City
Location: No. 16, Renhuang Road, A City, Heilongjiang Province, China
Size of Property: 150,000 square feet
Size of Land: 1 million square feet

3.  Dongfanghong Branch
Location: No. 2, Red Flag Road, Dongfanghong Town, Heilongjiang Province, China
Size of Property: 100,000 square feet
Size of Land: 206,630 square feet

All properties are being used as offices and production.

On May 1st, 2006, at which time Harbin Renhuang Pharmaceutical Co. Ltd. (Renhuang China) commenced its operations, Renhuang China entered into lease agreements with Harbin Renhuang Pharmaceutical Stock Co. regarding the above properties on below market price and favorable conditions to the Company.

Government Regulation

The Pharmaceutical industry is a strong emerging area with the highest growth rate in output value. However, all government regulation is still on the improving stage. The Ministry of Public Health used to oversee drug approval and registration, but the SFDA (which is modeled from the US Food and Drug Administration) was specially set up to streamline this process. However, it has a relatively inexperienced staff and got off to a rather low start, and the resulting regulatory gap might cause potential problems.

Renhuang successfully passed all GMP (Good Manufacturing Practice) certificates investigation by SFDA, and got the approval. In September 2005, Renhuang got the investigation for exporting products certificates by Entry-Exit Inspection and Quarantine Administration, and received the self-reporting inspection registration certificates.

Sept 30th, 2005, Renhuang Pharmaceutical Stock Co. obtained 30 million RMB (US $3.75 million) zero-interest rate loan from state government that was mainly used for construction purposes of the buildings leased by Renhuang China.

Renhuang has also been titled to “high-tech” company in Heilongjiang Province, so the company will enjoy three-year zero-tax support from Provincial government.

Legal Proceedings

Neither, the Company nor its subsidiaries are a party to any pending or potential legal proceedings.

Cautionary Note Regarding Forward-Looking Statements

This report contains certain statements that are “forward-looking statements,” including, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” ”anticipate,” “expect and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of Business”. Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to he correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate.

RISK FACTORS

We will need to raise additional capital to expand our business

For the foreseeable future, we will fund all of our operations and capital expenditures from cash on hand and potential future internally generated cash flow. Currently, we believe we have cash on hand to fund our operations and planned expansions. However, changes may occur that would consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional candidates and changes in regulation. We will then need to seek additional sources of financing, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete our expansion and future growth. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

Our profitability is limited

We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We have a limited operating history as a publicly company, upon which to base an investment decision

Prior to being a publicly listed company in the United States, we were a privately held corporation in the Peoples Republic of China and we have not demonstrated an ability to perform the functions necessary for the successful listing. The successful listing will require us to perform a variety of functions, including but not limited to the following:

•	continuing to efficiently manage our business domestically and in any new markets;

•	disclose and report information in a timely manner to the Securities and Exchange Commission and to the general public about our company and our business; and

•	communicate with our shareholders.

We need to obtain and maintain the necessary Chinese or worldwide regulatory approvals to commercialize our products

To commercialize some of our current and future products, we require approvals from SFDA and any FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidate in those jurisdictions. Currently, we do not sell our products to the United States, but if we in the future plan to commercialize our products to the U.S. we will need FDA approval for some of our products. To apply for approval, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA or FDA-equivalent in other jurisdictions, consider safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

We cannot guarantee that we will maintain and receive the approvals necessary to commercialize our current and future products for sale in China, United States or elsewhere.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we, SFDA (State FDA), FDA or FDA-equivalent in foreign jurisdictions, may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory bodies find deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials may not support our product candidate claims

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates.

Physicians, patients and other end consumer may abandon existing or chose not to accept and use our new drugs

Physicians and patients may not accept and use our products. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;

•	cost-effectiveness of our product relative to competing products; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current and future products to generate substantially all of our product revenues for the foreseeable future, the failure to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program depends upon third-party research scientists who are out of our control

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We need to increase our selling, marketing and distributing network

We need significant capital expenditures, time and management resources to market our products and to establish and develop an in-house marketing and sales force with technical expertise. There can be no assurance that we will be able to establish, maintain or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful.

If we cannot compete successfully for market share against other similar product oriented companies, we may not achieve sufficient product revenues and our business will suffer

The market for our product candidates is characterized by intense competition and rapid technological advances. We will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. A large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in China and other countries. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property, the value of our intellectual property rights would diminish

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

Our success is partly dependent upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

We may not successfully manage our growth

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers and scientific advisors, and their knowledge of our business and technical expertise would be difficult to replace

We are highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

Item 3.01 Management Discussion and Analysis or Plan of Operation

Overview

The following discussion of the financial condition and results of operation of Renhuang Pharmaceuticals, Inc. should be read in conjunction with the financial statements and the notes to those statements included in this 8-K. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors”, actual results may differ materially from those anticipated in the forward-looking statements.

Renhuang Pharmaceuticals, Inc., (“Renhuang”) or the ("Company") was incorporated in the State of Nevada on August 18, 1988 as Solutions, Incorporated. Since that time, we have undergone a series of name changes as follows: Suarro Communications, Inc., e-Net Corporation, e-Net Financial Corp., e-Net.Com Corporation, e-Net Financial.Com Corporation, Anza Capital, Inc. and finally on August 28, 2006 we changed our name to Renhuang Pharmaceuticals, Inc.

On March 3, 2006, we discontinued our operations and completed the disposition of substantially all of our assets, including but not limited to, all of our ownership interest in our subsidiary, American Residential Funding, Inc., a Nevada corporation ("AMRES") to AMRES Holding, LLC, a Nevada limited liability company ("AMRES Holding") under control of Vince Rinehart, a shareholder and, at that time, our sole officer and director ("Rinehart"). Effective on September 30, 2005, the disposition was approved by written consent of a majority of our stockholders.

On September 7, 2006 the Company acquired 100% of the issued and outstanding shares of Harbin Renhuang Pharmaceutical Company Limited, a corporation incorporated under the laws of the British Virgin Island, (‘‘Renhuang BVI’’), whose only assets are 100% of Harbin Renhuang Pharmaceutical Co. Ltd, incorporated under the laws of the Peoples Republic of China (“Renhuang China”) involved in the research, production and sales of traditional Chinese and Western medical products in China. On May 1st 2006, Harbin Renhuang Pharmaceutical Stock Co. Ltd., (founded in 1996) transferred all its business operations, to Renhuang China. The products are distributed through more then 60 sales offices with more then 2,000 commission-based sales people. Upon the effectiveness of the Merger, the Company succeeded to the business of Renhuang China, which will be continued as its sole line of business.

Upon closing of the Merger, Renhuang BVI became a wholly owned subsidiary of the Company. The former stockholders of BVI own approximately 85% of the issued and outstanding Common Stock of the Company.

As the Company will operate Renhuang China as its sole line of business, the following discussion and analysis is of the financial condition and results of operations for the twelve months ended on October 31, 2005 and the six months ended on April 30, 2006 is the operation of Harbin Renhuang Pharmaceutical Stock Co. Ltd., the predecessor of Renhuang China. The following discussion and analysis should be read in conjunction with the financial statements, including footnotes, and other information presented in this report Form 8-K.

For purposes of the following discussion and analysis, references to ‘‘we’’, ‘‘our’’, ‘‘us’’ refers to Renhuang Pharmaceuticals, Inc., (the “Company”). An analysis of the Company’s financial condition and the results of operations for the 12 months ended April 30, 2006 was reported on Form 10-KSB on August 14, 2006 and is incorporated herein by reference.

Our acquisition of the Renhuang BVI company was accounted for as a reverse merger, because, after giving effect to the share exchanges, the former stockholders of Renhuang BVI hold a majority of our outstanding common stock on a voting and fully diluted basis. As a result of the share exchanges, Renhuang was deemed to be the acquirer for accounting purposes. Accordingly, the financial statements presented are those of Renhuang China for all periods prior to our acquisition of the Renhuang BVI company on September 7, 2006, and the financial statements of the consolidated companies from the acquisition date forward.

Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for regulatory and quality assurance support and other expenses relating to the manufacture, development, testing, enhancement, sales, marketing, warehousing and distribution of our products. We expense our research and development costs as they are incurred.

General and administrative expenses consist primarily of salaries and related expense for executive, finance and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Result of Operations

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, US GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. We have identified the policy below as critical to our business operations and understanding of our financial results:

A. CASH AND CASH EQUIVALENTS

The Company considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C. LAND USE RIGHTS

According to the law of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years.

D. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives for property, plant and equipment are as follows:

Buildings and leasehold improvement	20 years
Plant and machinery	10 years
Office equipment and furnishings	5 to10 years
Motor vehicles	5 to10 years

E. CONSTRUCTION IN PROGRESS

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

F. ACCOUNT RECEIVABLES

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. An account is considered past due after sixty (60) days from the invoice date. The allowance on the doubtful accounts was $656,685 and $765,078 as at April 30, 2006 and October 31, 2005, respectively.

G. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

H. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with. Subsides are for Company’s research and development activities and they will continue in the following years. The amount of subsidies received for six months ended April 30, 2006 and the year ended October 31, 2005 were$155,316 and $326,092, respectively. The amounts granted and timing of receipts do vary every year, depending on the policies from the local authorities.

I. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

J. FOREIGN CURRENCY TRANSLATION

The company maintains its books and accounting records in Renminbi ("RMB"), the PRC's currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Income and expenditures are translated at the average exchange rate of the year.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

	April 30, 2006	October 31, 2005
Period/year end RMB : US$ exchange rate	8.0139	8.0680
Average RMB : US$ exchange rate	8.0481	8.2308

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

K. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

L. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at April 30, 2006 and October 31, 2005 due to the relatively short-term nature of these instruments.

M. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

N. RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Engineers and technical staff are involved in the production of our products as well as on-going research, with no segregation of the portion of their salaries relating to research and development from the portion of their salaries relating to production. The total salaries are included in cost of sales. Other research is performed on a future profit sharing basis conducted by universities and research institutions.

O. SHIPPING AND HANDLING

All shipping and handling are expensed as incurred and outbound freight is not billed to customers. Shipping and handling expenses included in selling and distribution expenses were $643,471 and $748,438 for the 6 months ended April 30, 2006 and year ended October 31, 2005, respectively.

P. ADVERTISING

Advertising costs are expensed as incurred. They are separately disclosed in income statements.

Q. EMPLOYEES' BENEFITS

Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

R. SEGMENTS

No business segment analysis is provided for the year end October 31, 2005 and for the six months ended April 30, 2006 and 2005, as less than 10% of revenue and less than 10% of income from operations is attributable to the segment other than sales of pharmaceutical products.

Further, no geographical segment analysis is provided for the year ended October 31, 2005 and for the six months ended April 30, 2006 and 2005, as less than 10% of revenue and less than 10% income from operations is attributable to the segment other than the Mainland China.

S. COMPREHENSIVE INCOME (LOSS)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

T. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Company's accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Management’s Discussion and Analysis of Operations

Fiscal years ended October 31, 2005

Overview

The company achieved significant sales growth and higher gross margins in fiscal 2005. As a result, it turned the loss of fiscal 2004 into a net profit of over $2 million. The company’s operating results demonstrate the benefits of the management’s continued focus on growing market shares while keeping costs under control.

Revenue for the year ended October 31, 2005 increased by 84% to a record $18,915,064, compared with $10,296,230 for the previous year. The increase in sales was a direct result of new product launches starting in January 2005 (after a new factory began operations), as well as our ability to continue to attract customers with competitive pricing.

Net income attributable to shareholders was $2,182,415 for the year ended October 31, 2005, compared with a loss of $526,195 for the previous year. The turn-around resulted from significantly higher sales volume and higher gross margins compared with the previous year.

Cost of sales for the year ended October 31, 2005 increased by 43% to $8,868,845, compared with $6,190,503 for the previous year. Proportionately, the cost increase was just over half of the 84% increase in sales, reflecting better cost control from management along with new and more efficient production processes. For some products, cost of sales actually decreased by over 20% because of the above controls. Finally, cost of sales also included obsolescent inventories of $138,638 (compared with $508,858 for the previous year).

Gross profit margin was 53% for the year ended October 31, 2005, compared with 40% for the previous year. The improvement in gross margin reflects better cost control and more efficient production processes.

Selling and distribution expenses increased by 127% to $3,347,094 for the year ended October 31, 2005, compared with $1,477,548 for the previous year. The increase was a result of increased transportation due to higher sales volume, as well as increased bonus payments to salespeople.

Advertising expenses increased about 69 times to $1,518,686 for the year ended October 31, 2005, compared with only $2,189 for the previous year. The sharp increase was a direct result of major advertising campaigns and promotional initiatives started during the year. Major forms of advertising were TV commercials and advertisements in magazines and newspapers.

General and administrative expenses decreased by 51% to $773,757 for the year ended October 31, 2005, compared with $1,578,423 for the previous year. The decline was mostly due to lower office and travel expenses.

Provision for doubtful accounts (for trade receivables) for the years ended October 31, 2005 and 2004 were $138,638 and $592,736, respectively.

Depreciation and amortization increased by 3 times to $800,305 for the year ended October 31, 2005, compared with $193,461 for the previous year. The increase was consistent with a more-than-6-times increase in property, plant and equipment (PPE) to $12,845,679 from $1,960,242 the previous year. The bulk of the increase in PPE was due to the completion of $7 million of construction in progress during 2005.

Research and development (R&D) expenses increased by 37% to $1,233,504 for the year ended October 31, 2005, compared with $897,210 for the previous year. The increase was largely due to the launch of several early-stage R&D initiatives to be carried out jointly with local universities to develop new products.

Government subsidies for the year ended October 31, 2005 were $326,092, compared with $295,536 for the previous year. Government subsidies were given in support of our R&D efforts. They were unconditional and with no commitments from local authorities. We are not sure how long the subsidies can be expected to continue or if they will continue at the present levels.

Finance costs increased by 2 times to $377,467 for the year ended October 31, 2005, compared with $124,643 for the previous year. The increase was due to interest payments on a new long-term bank loan of $3.7 million that was initiated in 2005.

Income taxes were zero for 2005 and 2004, as the Company was exempted from corporate income taxes. It is currently entitled to full exemption from corporate income taxes through the end of December 2006. From 2007 onwards, the Company will enjoy a preferential income tax rate of 15%, based on its being in a high-tech development industry to be promoted by the local authorities.

Management’s Discussion of Financial Resources and Liquidity

Fiscal years ended October 31, 2005

Overview

The company experienced significant expansion of its assets in fiscal 2005. Current assets increased to meet the increasing need for working capital as sales grew at a fast pace. Fixed assets also grew significantly after the completion of major production facilities. As a result of such asset expansion, both operating and investing activities experienced net cash outflow, while financing activities generated net cash inflow to finance the expansion.

Cash and cash equivalents aggregated $3.44 million on October 31, 2005, down $1.33 million from the end of fiscal 2004. Operating and investing activities together used more cash than generated by the company’s financing activities, causing the decline in cash balance.

Trade receivables were $4.06 million on October 31, 2005, up $3.73 million from the end of fiscal 2004, reflecting the company’s significant growth in sales.

Inventories stood at $3.51 million on October 31, 2005, up $1.39 million from the end of fiscal 2004, as the company meets significant growth in sales by increasing its stock of raw materials and finished goods.

Prepayments were $0.44 million on October 31, 2005, up $0.32 million from the end of fiscal 2004, as the company increased its purchases of goods and supplies (and prepayments thereof) to meet increasing sales volume.

Other receivables were $0.38 million on October 31, 2005, up $0.32 million from the end of fiscal 2004, again reflecting increased sales volume and activities at the company.

Land use rights were valued at $0.14 million, slightly higher than the previous year due to fluctuation in the USD/RMB exchange rate.

Property, plant and equipment were $11.66 million on October 31, 2005, up $10.09 million from the end of fiscal 2004, as the company completed a major facilities construction of about $7.6 million and added other fixed assets.

Consolidated borrowings aggregated $13.09 million, up from $8.44 million at the end of fiscal 2004. The increase was due to a $3.72 million bank loan to finance the completion of major production facilities, and increased current liabilities to meet working capital needs amid increasing sales volume.

Net cash flow was negative $1.58 million during fiscal 2005. The company used $1.17 million net in cash in operating activities, largely to meet increasing sales volume. It used $3.81 million net in cash in investing activities, mainly to complete the construction of major new facilities and add fixed assets. The company generated $3.40 million net in cash in its financing activities, mainly through bank loans.

Management’s Discussion and Analysis of Operations

Six Months Ended April 30, 2006

Overview

The company achieved significant sales growth and higher gross margins during the six months ended April 30, 2006. As a result, net income increased by almost 11% compared to the same period a year ago, despite significant increases in SG&A and advertising expenses during the period. The company’s operating results demonstrate that the management’s strategy to launch new products, grow market shares and keep costs under control continued to pay off.

Revenue for the six months ended April 30, 2006 increased by 179% to $20,052,818, compared with $7,193,313 for the same period a year ago. The increase was due to continued success with new products launched since January 2005 (after a new factory began operations), as well as our ability to continue to attract customers with competitive pricing.

Net income attributable to shareholders increased by almost 11% to $457,900, compared with $413,039 for the same period a year ago. The increase resulted from significantly higher sales volume and higher gross margins compared with the same period a year ago. Net income would have been higher had it not been for significant increases in SG&A and advertising expenses during the period.

Cost of sales for the six months ended April 30, 2006 increased by 131% to $8,863,227, compared with $3,989,857 for the same period a year ago. Note that cost increased proportionately much less than sales, reflecting better cost control from management along with new and more efficient production processes.

Gross profit margin was 56% for the six months ended April 30, 2006, compared with 45% for the same period a year ago. The improvement in gross margin reflects better cost control and more efficient production processes.

Selling and distribution expenses increased by 242% to $4,202,267 for the six months ended April 30, 2006, compared with $1,228,724 for the same period a year ago. The increase was a result of increased transportation due to significantly higher sales volume, as well as increased bonus payments to salespeople.

Advertising expenses increased 6.3 times to $2,917,988 for the six months ended April 30, 2006, compared with $398,714 for the same period a year ago. The sharp increase was a direct result of continued spending on major advertising campaigns and promotional initiatives started in fiscal 2005. Major forms of advertising were TV commercials and advertisements in magazines and newspapers.

General and administrative expenses increased 2.7 times to $1,632,290 for the six months ended April 30, 2006, compared with $446,791 for the same period a year ago. The increase was mainly due to significantly higher office and travel expenses as well as service payments.

Provision for doubtful accounts (for trade receivables) for the six months ended April 30, 2006 and 2005 were $622,618 and zero, respectively.

Depreciation and amortization decreased by 7% to $328,051 for the six months ended April 30, 2006, compared with $351,427 for the same period a year ago. The decrease reflected the transfer of approximately $2.7 million of property, plant and equipment to a newly set-up entity.

Research and development (R&D) expenses increased by 39% to $817,547 for the six months ended April 30, 2006, compared with $586,113 for the same period a year ago. The increase was largely due to the launch of several early-stage R&D initiatives to be carried out jointly with local universities to develop new products.

Government subsidies for the six months ended April 30, 2006 were $155,316, compared with $342,411 for the same period a year ago. Government subsidies were given in support of our R&D efforts. They were unconditional and with no commitments from local authorities. We are not sure how long the subsidies can be expected to continue or if they will continue at the present levels.

Finance costs increased by 1.9 times to $359,465 for the six months ended April 30, 2006, compared with $125,047 for the same period a year ago. The increase was due to interest payments on a new long-term bank loan of $3.7 million that was initiated in November 2005.

Income taxes were zero for the six months ended April 30, 2006 and 2005, as the Company was exempted from corporate income taxes. It is currently entitled to full exemption from corporate income taxes through the end of December 2006. From 2007 onwards, the Company will enjoy a preferential income tax rate of 15%, based on its being in a high-tech development industry to be promoted by the local authorities.

Management’s Discussion of Financial Resources and Liquidity

Six Months Ended April 30, 2006

Overview

The company continued to expand its asset base during the six months ended April 30, 2006, largely due to current asset expansion (by $1.76 million) to meet the increasing need for working capital amid continued rapid growth in sales. Fixed assets declined as disposition exceeded acquisition. During the period, both operating and financing activities experienced net cash outflow, while investing activities generated net cash inflow. Net cash flow was negative $1.31 million during the period.

Cash and cash equivalents aggregated $2.23 million on April 30, 2006, down $1.21 million from the beginning of the period. Operating and financing activities together used more cash than generated by the company’s investing activities, causing the decline in cash balance.

Trade receivables were $5.38 million on April 30, 2006, up $1.32 million from the beginning of the period, reflecting the company’s continued growth in sales.

Inventories stood at $2.40 million on April 30, 2006, down $1.11 million from the beginning of the period, as the company drew down its stock of finished goods to meet continued rapid growth in sales.

Prepayments were $0.95 million on April 30, 2006, up $0.51 million from the beginning of the period, as the company increased its purchases of goods and supplies (and prepayments thereof) to meet increasing sales volume.

Other receivables were $0.49 million on April 30, 2006, up $0.11 million from the beginning of the period, again reflecting increased sales volume and activities at the company.

Due from related parties aggregated $0.28 million on April 30, 2006, up from zero at the beginning of the period. The amounts are unsecured, interest-free and repayable within one year. They were mainly used for the operation of the company during the period.

Due from directors aggregated $1.16 million on April 30, 2006, up from zero at the beginning of the period. The amounts are unsecured, interest-free and repayable within one year. They were mainly used for the operation of the Company during the period.

Deferred expenses were $0.69 million on April 30, 2006, up from zero at the beginning of the period, due to expenses related to the pending reverse merger of the company.

Land use rights were valued at $0.14 million, slightly up from the beginning of the period due to fluctuation in the USD/RMB exchange rate.

Property, plant and equipment were $10.47 million on April 30, 2006, down $1.19 million from the beginning of the period, mainly due to the disposition of machinery and equipments.

Consolidated borrowings aggregated $13.12 million, slightly up from $13.09 million at the beginning of the period, as fluctuation in the USD/RMB exchange rate led to slightly higher valuation of the company’s long-term bank loan. Current liabilities also increased slightly to meet working capital needs amid increasing sales volume. Advance from customers and other payables went up, while the company reduced its account payables and repaid some of its short-term bank loans.

Net cash flow was negative $1.31 million during the period. The company used $0.50 million net in cash in operating activities, largely to meet increasing sales volume. It used $1.68 million net in cash in its financing activities, paying back dues to directors and related parties and repaying some of its short-term bank loans. The company generated $0.86 million net in cash in investing activities, as disposition of fixed assets generated more cash than the amount of cash used in the acquisition of fixed assets.

Plan of Operation

Our plan of operation for the year ending April 30, 2007 is to continue implementing our business strategy, including the planned expansion and the fully implementation of our new production facility. We also intend to expand our product portfolio through research and development. We expect our revenue and net profit to grow significant.

As part of our planned expansion, we anticipate hiring additional full-time employees devoted to research and development activities and additional full-time employees for sales, general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing.

Overview

Historically, the Chinese population is interested in natural health care products, and it is estimated that with a growing middle class and an aging population, the demand for natural products will increase.

Acanthopanax is estimated to be Renhuang’s leading product, which accounted for 45% of Renhuang’s total revenue for the fiscal year of 2005, and 50% for the first half of fiscal year of 2006. Shark Power Healthcare products accounted for 25% of Renhuang’s total revenue in 2005, and less in 2006. The remaining balance was dominated by traditional Western medicine products, led by Tornado Pills and Tianma Headache pills that reached top three in China.

The total market share of Renhuang’s Acanthopanax products is approximately 10% and its Shark Power Healthcare products accounts for 20% in China. The Company estimates that, within 3-5 years, Renhuang’s Acanthopanax products will account for 50% market share and that its market share of Shark Power Healthcare products can reach 60% with more investment in advertisement.

It is further estimated that, due to the high growth rate of the Chinese economy, including increased health consciousness, the demand of Acanthopanax products and Shark Power Healthy Care products will increase with a 30% annual growth rate, which is. This is a major opportunity for Renhuang.

Acanthopanax Products

Acanthopanax products are the most important product segment of Renhuang because Renhuang controls 70% of all wild Acanthopanax resources in China, and has developed new withdrawing technology to reduce 30% of its production cost.

In 2004, the revenue from Acanthopanax products was 30% of the total revenue, which was close to $3.75 million. In the fiscal year of 2005, the revenue from Acanthopanax products rose 200%, to nearly $8.8 million. In the first half of fiscal year of 2006, the revenue was US $9.6 million, which is higher than that from the full previous year. Based on the foregoing, Renhuang conservatively estimates that sales of Acanthopanax products will grow with an average of 50% annually in the next 5 years.
The Company estimates that revenue of Acanthopanax will reach US 18 million dollars in 2006, 27.7 million dollars in 2007, and 41.6 million dollars in 2008.

Shark Power Healthcare products

Revenue from Shark Power Healthcare products was close to US $5 million dollars in the fiscal year of 2005 compared to US $3.3 million for the first six months of fiscal year of 2006. Shark Power is popular among many students supported by their parents. This target market, which is substantial in China, is however neglected in many other countries. Additionally, seniors are another target segment for these products. Outdoor exercise is not as popular in China as in the United States. Therefore, senior aged people in China consume a larger amount of health care products in order to keep themselves healthy.

Because health care products usually provide a long-term effect and its immediate result is not visible, promotions become key factors to increase branding and market share. Commercials on TV and radio, and advertising in magazine etc are all trusted media that converts into increased sales.

Renhuang has a substantial market plan for its Shark Power products that will be implemented commencing 2007. Our conservative estimate accounts for a growth rate of 30% for the next 5 years.

It is estimated that revenue of Shark Power Healthcare products in 2006 will reach 6 million dollars, 8 million dollars in 2007, and 10 million dollars in 2008.

Traditional Medicine

During the fiscal year of 2005, traditional medicine accounted for 30% of the total revenue in Renhuang, and during the first half of fiscal year of 2006, it accounted for 36% of the total revenue. In the future, after implementing more new products, Renhuang does not see traditional medicine as its main focus. Profit margins in this segment are lower compared with its other segments. However, most customers of its traditional medicine products are recurring, which generates cash flow with low risk. By utilizing stable sales channels, Renhuang will lower its cost for acquisition of new customers for its newer products.

Despite increased marketing activities as a whole, Renhuang will not focus on the growth of traditional medical products. As a result, the growth rate will be less than its other products and revenue will be estimated to peak during 2009 or 2010.

It is estimated that revenue of traditional medicine in 2006 will reach 14 million dollars, 20 million dollars in 2007, and 22 million dollars in 2008.

Lysozyme Enzyme

This is a new product for Renhuang, with an estimated substantial growth potential. The product is highly demanded, especially in food preservation area, where Renhuang conservatively estimates that Lysozyme Enzyme products will be achieve the growth rate of 100% annually during the next five years starting 2007.

The Company estimates that revenue of Lysozyme Enzyme in 2007 will reach $0.6 million dollars, and 1.2 million dollars in 2008.

Reagent Box series

Reagent box is an emerging market segment with a huge potential. Renhuang recently employed a team of research scientists graduated from top schools in the United States that owns several patents related to this segment.

Renhuang estimates that of a total of 10 products, Renhuang plans to launch all of them during 2007 and 2008. Renhuang estimates that Reagent Box series will sustain a growth rate of 100% annually in the next five years.

It is estimated that revenue of Reagent Box series in 2007 will reach 1.2 million dollars, and 2.4 million dollars in 2008.

Critical Accounting Policies

In December 2001, the SEC request that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Net profit per share:

Basic net profit per share is computed by dividing net profit by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”.

For the six months ended April 30, 2006, the Company had a net income of $0.01 per share, despite significant increases in SG&A and advertising expenses. For the fiscal year 2005 the Company reported a net income of $0.06 per share. The company had a net loss of $0.02 per share for the year ended October 31, 2004.

Subsequently, the company launched new products to expand market share and increase sales volume. It also adopted cost control measures to improve gross margin.

Stock-based compensation

SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). The Company accounts for its employee and director stock options using the intrinsic value method in accordance with APB 25 and related interpretations. The Company measures compensation expense for employee and director stock options as the aggregate excess of the market value of its common stock over the exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. Such excess is amortized over the vesting period.

In accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Scientific Advisory Board) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficiency) over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.

Description of Securities

Upon closing the acquisition of Renhuang Pharmaceuticals, Ltd., Inc. (BVI), the total number of shares that the Company will be authorized to issue will be 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, no par value. The Company will have a total of 35,000,000 shares of common stock issued and outstanding and no shares of preferred shares issued.

Common stock

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.
The Company’s amended certificate of incorporation also provides that the board of directors has the flexibility to set new classes, series, and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Preferred stock

Preferred shares may be issued in the future by the board without further stockholder approval and for such purposes as the board deems in the best interest of our company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common and preferred shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a ‘‘poison pill.’’

Share structure and major shareholders

Notes to the above chart:

Note 1. On March 3rd, 2006 Harbin Renhuang Pharmaceutical Stock Co. Ltd. (“Old Renhuang”) transferred all of its operating assets (except buildings) independent valued by Hei Long Jiang Haohua Certified Public Accountants Co., LTD. at 25 million RMB ($3.3 million) to a newly organized company, Harbin Renhuang Pharmaceuticals Co. Ltd. (“Renhuang China”). On March 3, 2006 Renhuang Medicine for Animals, a corporation controlled by Mr. Li Shaoming, invested 25 million RMB ($3.3 million) in cash in Renhuang China. Renhuang China has entered into a long-term lease agreement with option to buy the buildings from Old Renhuang on favorable conditions.

Note 2. On March 16, 2006, the following five individuals and their designated nominee corporations: Mr. Li Shaoming with Celebrate Fortune Company Limited (BVI), Mr. Pi Dianjun with China Wealth Source Company Limited (BVI), Mr. Cheung Yiu Man with Total Prosperity Company Limited, Mr. Wulantuya with New BVI Co. and Ms. Ding Xiuhua with Benevolent Sovereign Intl Company Limited, as further described elsewhere in this Current Report acquired 100% of the shares in New Renhuang from Harbin Renhuang Pharmaceutical Stock Co. Ltd. and Harbin Renhuang Medicine for Animals Co. Ltd. The transaction has been settled via cash payment.

Note 3. On April 11th, 2006 Harbin Renhuang Pharmaceutical Company Limited, a corporation incorporated in the British Virgin Island (Renhuang BVI) executed a share exchange with the five corporate entities as referred to above and consequently became the 100% shareholder of Renhuang BVI.

Note 4. On August 28, 2006, Renhuang BVI entered into a Share Exchange Agreement with the Company, whereby the Company issued 29,750,000 shares of Common Stock representing 85% of the total issued and outstanding shares of the Company as further described in our Current Report 8 K, dated and filed on August 29, 2006 and is hereby incorporated by reference. On September 7, the transaction closed and the Company became the 100% shareholder of Renhuang BVI.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on September 7, 2006, the Closing Date, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group:

Name of Beneficial Owner	No. of Shares		Percentage of Shares Outstanding
Shaoming Li - Celebrate Fortune Company Limited	17,850,000	(1)	51.0000%
Dianjun Pi - Total Prosperity Company Ltd.	3,159,450	(2)	9.0270%
Yun Man Cheung - China Wealth Source Company Ltd.	4,278,050	(3)	12.2230%
Tuya Wulan - New BVI Co.	2,975,000	(4)	8.5000%
Xiuhua Ding - Benevolent Sovereign International Company Ltd	1,487,500	(5)	4.2500%
Directors and officers as a group (5 persons):	29,750,000		85.000%

(1)	Includes 17,850,000 shares of Common Stock owned by Celebrate Fortune Company Limited, an entity controlled by Mr. Shaoming Li.

(2)	Includes 3,159,450 shares of Common Stock owned by Total Prosperity Ltd., an entity controlled by Mr. Dianjun Pi.

(3)	Includes 4,278,050 shares of Common Stock owned by China Wealth Source Company Ltd., an entity controlled by Mr. Yun Man Cheung.

(4)	Includes 2,975,000 shares of Common Stock owned by New BVI Co., an entity controlled by Mr. Tuya Wulan.

(4)	Includes 1,487,500 shares of Common Stock owned by Benevolent Sovereign International Company Ltd. an entity controlled by Ms. Xiuhua Ding.

Directors and Executive Officers

The Company’s Board of Directors is composed of four directors, all of whom are currently directors of Renhuang China:

Renhuang’s Board of Directors is comprised of four people: Mr. Li Shaoming, Mr. Pi Dianjun, Mr. Meng Fanrong and Dr. Leo Wang. Renhuang have vacancies for two independent directors that will be filled shortly.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. The Company intends to appoint two additional directors that are considered ‘‘independent’’ under the SEC’s independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board. In addition, certain of the officers of Renhuang China were named to serve as officers of the Company in the same positions they served at Renhuang China upon the closing of the Merger.

The following table sets forth information regarding the members of the Company’s Board of Directors and its executive officers following the Closing Date. The directors listed below will serve until the next annual meeting of the Company’s stockholders.

Name	Age	Position
Li, Shaoming	44	Chairman and Chief Executive Officer
Pi, Dianjun	55	Director and Chief Operating Officer
Dr. Leo Wang	38	Chief Financial Officer
Meng, Fanrong	35	Director

The principal occupation for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Mr. LI SHAOMING has served as the Chairman of the Board of Directors since the inception of Harbin Renhuang Pharmaceutical Stock Co. Ltd in 1996, the Chairman of the Board of Director of Harbin Renhuang Pharmaceutical Co. Ltd. starting May 1st, 2006 and director, Chairman and Chief Executive Officer of the Company since April 2006. Mr. Li has more than 20 years experience from the pharmaceutical and finance industry. From 1984 to 1996, Mr. Li served as Vice Chairman of Shenzhen Health Pharmaceutical Co. Ltd, a company dedicated to drug research, production, and sales. Mr. Li is a professor at Harbin Business University and Northeastern Agriculture University. Mr. Li also served as Vice Chairman of Heilongjiang Provincial Chinese Traditional Medicine Association and Heilongjiang Provincial Medicine Association. Mr. Li Shaoming graduated from Central University of Finance and Economics in Beijing, China with a bachelor’s degree in finance.

Mr. PI DIANJUN has served as the Chief Operation Officer of Harbin Renhuang Pharmaceutical Stock Co. Ltd. since 2003, and the Chief Operation Officer of Harbin Renhuang Pharmaceutical Co. Ltd. commencing May 1st, 2006, including responsibilities for the human resource department, information management, the center of management, and the office of the president in Renhuang and director of the Company since April 2006. From 1992 to 2001, Mr. Pi served as the Chief Operation Officer of China Resource Breweries Limited, Harbin Office; from 2002 to 2004, Mr. Pi served as Vice Chairman of Kuihua Pharmaceutical Co. Ltd. Mr. Pi Dianjun graduated from Heilongjiang University.

Mr. MENG FANRONG, the director of the board of Harbin Renhuang Pharmaceutical Stock Co. Ltd. and Harbin Renhuang Pharmaceutical Co. Ltd. starting May 1st, 2006, and director of the Company since April 2006 has served as the Chief Executive Officer of Harbin Venture Capital Ltd since 2001. Mr. Meng has more than 15 years investment experience in China. In 1997, he participated in the successful Initial Public Listing of Asiapower Investment in Singapore. Mr. Meng also has participated in various international investment banking transactions with private and publicly listed companies. Mr. Meng Fanrong graduated from Xiamen University with a master’s degree in Finance.

Dr. LEO WANG has served as the director of and Chief Financial officer of Renhuang China. An expert on international business, finance and investment, Dr. Wang pioneered the study of foreign investments and multinational companies in China before the current wave of international business flows into China. Prior to Dr. Wang’s current position, he worked in investment management at a New York hedge fund that invested for senior executives of Citigroup Morgan Stanley, UBS and the Federal Reserve. He also developed investment strategies at Fleet Boston Financial Corporation (Bank of America), and provided strategy consulting for Raytheon Company. Previously, he was an Assistant Professor of Economics at the University of Copenhagen in Denmark, and an Economic Advisor to the Ministry of Finance in Norway. Dr. Wang holds an M.B.A. in Finance and Management from MIT and a Ph.D. in Economics from the University of Oslo. He was also a National Science Foundation Scholar at Harvard University.

Director Compensation

The Company intends to compensate non-management directors through the issuance of stock awards including, without limitation, stock options, restricted stock awards, stock grants and/or stock appreciation rights.

Executive Officer Employment Agreements

The Company has entered into employment agreements with each of its senior executive officers. The Company expects that the employment agreements will be for an initial term of one year ending at the end of 2006 and provide for automatic successive one-year renewal terms thereafter unless terminated by either party upon 30 prior written notice. The agreements will provide customary provisions for earlier termination for reasons such as termination by the Company for cause, death or disability of executive, certain events of change in control or termination by the executive upon good reason. The definition of ‘‘cause’’ will include termination for conduct amounting to: fraud, embezzlement, willful or illegal misconduct; indictment or conviction of the executive by a court of proper jurisdiction (or his written, voluntary and freely confession of same) of a crime which constitutes a felony or results in material injury to the property, operation or reputation of the Company or its affiliates; and other forms of misconduct customarily amounting to a termination for cause. Each executive officer will provide venture deposit with different amounts depending on the different job responsibilities. The venture deposit will return to the executive officer(s) after the executive officer(s) leave.

Executive Compensation

The following executives, except Leo Wang, received compensation from Harbin Renhuang Pharmaceutical Stock Co., Ltd prior to April 30, 2006. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

Name	Job Title	Date of Hiring	Revenue	Job description
Li, Shaoming	Chairman/CEO	1996	250,000 RMB US $31,250	Oversee the company operation
Han, Yulin	Chief Producing Officer	1996	36000 RMB US $4,500	Oversee the company producing
Gao, Zhimin	Chief Accounting Officer	1996	36000 RMB US $4,500	Oversee the company accounting system
Luo, Jingwang	Chief Marketing Officer	2003	100,000 RMB US $12,500	Oversee the marketing issue
Cui, Yuhai	Chief R&D Officer	2004	36,000 RMB US $4,500	R&D on new products
Liu, Guangming	Chief Strategic Planning Officer	2003	36,000 RMB US $4,500	Strategic Planning
He, Jiang	CEO assistant	2004	36,000 RMB US $4,500	Legal and Asset Management
Pi, Dianjun	Chief Operating Officer	2004	36,000 RMB US $4,500	General Operating
Leo Wang	Chief Financial Officer	2006	480,000 RMB US $60,000	Oversee the company financial system

Indemnification of Directors and Officers

As permitted by the provisions of the Nevada Corporation Law (the ‘‘NCL’’), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Company must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

The NCL also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was

●	a director, officer, employee or agent of the corporation,

●	or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling our company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Senior Managers

The following individuals are senior managers reporting directly to the President and the Board of Directors.

Han, Yulin	37	Chief Producing Officer
Cui, Yuhai	35	Chief R&D Officer
Lou, Jingwang	48	Deputy General Manager in Sales Department
Liu, Guangming	38	Chief Strategy Officer

MS. HAN, YULIN has served as the Chief Producing Officer of Harbin Renhuang Pharmaceutical Stock Co. Ltd since 1996, including responsibility for drug production. During the time working in Renhuang, Ms. Han has made following substantial achievements:
•  Ms. Han obtained the patent (with patent number 99116838.0) regarding producing technology improvement of cold capsule, effectively solving the problem of Aspirin Hydrolyzing problem of this product;

•  Ms. Han obtained the patent (with patent number ZL00310682ôZL00310035.9, ZL99321756.7) regarding designing the holding box of Squalene capsule, which was awarded golden patent award in China;

•  Published Paper in Chinese: “Discussion of best withdrawing technology of heart curing pills via Orthogonal Law”;

•  Published Paper in Chinese: “Discussion of Best production technology of Spore Ammonia Pill via orthogonal Law”;

Ms. Han has finished R&D, testing and application for approval of more than 30 new products in Renhuang.

Ms. Han graduated from Jiamusi Medical School in Heilongjiang Province with a bachelor degree in Chemical Medicine.

Mr. CUI, YUHAN has served as the Chief R&D Officer of Harbin Renhuang Pharmaceutical Stock Co. Ltd since 2004. Before that, Mr. Cui has served as the Chief Project Manager in Harbin Renhuang Pharmaceutical Co. Ltd for 7 years. During the time working in Renhuang, Mr. Cui was awarded to top tier award of Science Technology Progress from Changchun Division of Chinese Academy of Sciences in 1997 and third tier award of Science Technology Progress from Heilongjiang Science Commission in 1998. Mr. Cui graduated from Northeastern Agricultural University in Harbin with a bachelor degree in Biotechnology in 1994, and received his Master degree in Microorganism and biochemistry pharmacy from China Pharmaceutical University in China.

Mr. LOU, JINGWANG has served as Deputy General Manager in Sales Department of Harbin Renhuang Pharmaceutical Stock Co. Ltd since 2003. From 1999 to 2003, Mr. Lou served as the Sales Manager of Beijing Tong Ren Tang, which is the biggest and most famous pharmaceutical company in China. Mr. Pi Dianjun graduated from Heilongjiang University.

Mr. LIU GUANGMING has served as the Chief Strategy Officer of Harbin Renhuang Pharmaceutical Stock Co. Ltd since 2003, including responsibilities for the strategy planning, finance, and capital operation in Renhuang. From 2001 to 2003, Mr. Liu served as the Vice President of Investment Banking Division of Harbin Time Group. Mr. Liu Guangming graduated from Anshan University of Science and Technology with Bachelor degree in Industrial Engineering.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure as set forth in Item 2.01 are hereby incorporated by reference into this Item 3.02

Item 4.01 Changes in Registrant’s Certified Accountant.

The disclosure as set forth in our Current Report dated and filed on April 10, 2006 is hereby incorporated by reference into this Item 4.01.

Item 5.01 Changes in Control of Registrant

The disclosure as set forth in Item 2.01 are hereby incorporated by reference into this Item 5.01

Accounting Treatment; Change of Control

The merger is being accounted for as a “reverse merger,’’ since the former stockholders of BVI own a majority of the outstanding shares of the Company’s Common Stock immediately following the Merger. No arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the Company’s board of directors and, to the Company’s knowledge, no other arrangements exist that might result in a change of control in the future. As a result of the issuance of the 29,750,000 shares of Common Stock, a change in control occurred on the date of the consummation of the Merger. As of the time immediately following the closing, the Company continued to be a ‘‘small business issuer,’’ as defined under the Securities Exchange Act of 1934, as amended.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At the time of disposition of the Company’s assets and discontinued operations on March 3, 2006, the Company’s then current sole director and officer, Mr. Vincent Rinehart elected Mr. Shaoming Li, Mr. Fanrong Meng and Dianjun Pi as the Company’s new directors and thereafter resigned. On July 6, 2006 Dr. Leo Wang was elected as the Chief Financial Officer and to the Board of Directors. The Company has two vacancies to be filled by independent directors.

Item 5.06 Change in Shell Company Status

As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, the Company ceased being a shell company (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended) upon completion of the Merger.

Item 9.01. Financial Statements and Exhibits.

(a)
As a result of its acquisition of Harbin Renhuang Pharmaceutical Company Limited (“BVI”) and its subsidiary Harbin Renhuang Pharmaceutical Co. Ltd., (“Renhuang China”) (as described in Item 2.01), the registrant is filing Renhuang’s audited and unaudited financial information as Exhibit 99.1 and Exhibit 99.2 to this Current Report.

(b)	The registrant is filing pro forma financial information after giving effect to the acquisition of Renhuang BVI and its subsidiary Renhuang China (as described in Item 2.01) in this Current Report.

EXHIBITS

Exhibit	Description
99.1	Audited financial statements of Harbin Renhuang Stock. Co Ltd. October 31, 2005 and 2004

99.2	Unaudited financial statements of Harbin Renhuang Stock. Co Ltd. April 30, 2006 and 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Renhuang Pharmaceuticals, Inc.

Date: September 8, 2006	By:	/s/ Shaoming Li
Shaoming Li Chief Executive Officer and President

EXHIBIT INDEX

Item No.	Description

(1)	Item 1.02, Item 5.01 and Item 5.03 Completion of Acquisition or Disposition of Assets, incorporated by reference to our Current Report on Form 8-K dated and filed with the Commission on 2006-08-29.

(2)	Item 4.01 and 9.01: Changes in Registrant's Certifying Accountant, incorporated by reference to our Current Report on Form 8-K/A filed and dated with the Commission on 2006-05-03.

(3)	Current Report 10-KSB dated and filed on August 15, 2006 and is hereby incorporated by reference.